SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.


WASHINGTON ENERGY COMPANY                              001-11227
WASHINGTON NATURAL GAS COMPANY                         001-11271
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Exact name of registrants as                           Commission File No.
specified in their charter


815 Mercer Street, Seattle, Washington 98109           (206) 622-6767
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Address, including zip code and telephone number, including area code, of registrants' principal executive offices:


Washington Energy Company Common Stock, $5 Par Value
Washington Natural Gas Company 7.45% Series II,  Cumulative Preferred Stock,
     $25 Par Value
Washington Natural Gas Company 8.50% Series III, Cumulative Preferred Stock,
     $25 Par Value
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Title of each class of securities covered by this Form:


None
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Titles of all other classes of securities for which a duty to file reports under
Section 13(a) or 15(d) remains:

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    /X/                Rule 12h-3(b)(1)(ii)   / /
      Rule 12g-4(a)(1)(ii)   / /                Rule 12h-3(b)(2)(i)    / /
      Rule 12g-4(a)(2)(i)    / /                Rule 12h-3(b)(2)(ii)   / /
      Rule 12g-4(a)(2)(ii)   / /                Rule 15d-6             / /
      Rule 12h-3(b)(1)(i)    / /

One
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Approximate number of holders of record as of the certification or notice date:

Pursuant to the requirements of the Securities Exchange Act of 1934, WASHINGTON ENERGY COMPANY has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person:



DATE:  February 10, 1997                  By:  /s/ Allyn P. Hebner
                                               ---------------------------------
                                               Allyn P. Hebner, Vice President -
                                               Finance and Treasurer



Pursuant to the requirements of the Securities Exchange Act of 1934, WASHINGTON NATURAL GAS COMPANY has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person:



DATE:  February 10, 1997                  By:  /s/ Allyn P. Hebner
                                               ---------------------------------
                                               Allyn P. Hebner, Vice President -
                                               Finance and Treasurer